Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Executive Vice President & Chief Financial Officer
(561) 413-0112

Willis Lease Finance Corporation Reports Strong Third Quarter Pre-Tax Income of $34.5 million
Pre-Tax Income Up 69% as Compared to that of the Third Quarter of the Prior Period
Board Declares Recurring Quarterly Dividend of $0.25 Per Share of Common Stock

COCONUT CREEK, FL — November 4, 2024 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”) today reported third quarter total revenues of $146.2 million and quarterly pre-tax income of $34.5 million. The Company also announced its quarterly dividend of $0.25 per share, expected to be paid on November 21, 2024, with a record holder date of November 12, 2024. For the three months ended September 30, 2024, core lease rent and maintenance reserve revenues were $114.7 million in the aggregate, up 26% as compared to $91.3 million for the same period in 2023. The growth was predominantly driven by core, recurring lease and maintenance revenues associated with the continued strength of the aviation marketplace, as airlines leverage the Company’s leasing, parts and maintenance capabilities to avoid protracted, expensive engine shop visits.

“Scale through growth has proven to be an important factor in our profitability,” said Austin C. Willis, Chief Executive Officer. “Our platform of complementary services and assets is helping to fuel that growth.”

“Our long-standing efforts to demonstrate the value of engine programs and our vertically integrated products and services continue to deliver for the Company and for our customers,” said Brian R. Hole, President. “The challenge for us now is to deliver that value and scale efficiently to meet existing demand.”

Third Quarter 2024 Highlights

•Lease rent revenue was $64.9 million in the third quarter of 2024, an increase of 21.2%, compared to $53.6 million in the third quarter of 2023. During the three months ended September 30, 2024, we purchased equipment (including capitalized costs) totaling $166.9 million, which consisted of three airframes, 19 engines, and other parts and equipment purchased for our lease portfolio. During the three months ended September 30, 2023, we purchased equipment (including capitalized costs) totaling $31.0 million, which consisted of five engines and other parts and equipment purchased for our lease portfolio.
•Maintenance reserve revenue was $49.8 million in the third quarter of 2024, an increase of 32.0%, compared to $37.7 million in the same quarter of 2023, reflecting the high level of usage of our assets by our customer base. Engines on lease with “non-reimbursable” usage fees generated $48.5 million of short-term maintenance revenues in the third quarter of 2024, compared to $34.4 million in the prior year period. There was $1.2 million long-term maintenance revenue recognized in the three months ended September 30, 2024, compared to $3.3 million long-term maintenance revenue recognized for the three months ended September 30, 2023. Long-term maintenance revenue is recognized at the end of a lease period as the related maintenance reserve liability is released from the balance sheet.
•Spare parts and equipment sales increased to $10.9 million in the third quarter of 2024, compared to $3.4 million in the third quarter of 2023. The increase in spare parts sales for the three months ended September 30, 2024 reflects the demand for surplus material that we are seeing as operators extend the lives of their current generation engine portfolios. Equipment sales for the three months ended September 30, 2024 were $1.0 million for the sale of one engine. There were no equipment sales for the three months ended September 30, 2023.
•Gain on sale of leased equipment was $9.5 million in the third quarter of 2024, reflecting the sale of 13 engines and other parts and equipment from the lease portfolio. During the three months ended September 30, 2023, we sold one engine, one airframe, and other parts and equipment for a net gain of $0.8 million.

•The Company generated $34.5 million of pre-tax income in the third quarter of 2024, compared to pre-tax income of $20.3 million in the third quarter of 2023, an increase of 69.4%.
•The book value of lease assets owned either directly or through our joint ventures, inclusive of our notes receivable, maintenance rights, and investments in sales-type leases was $3,039.8 million as of September 30, 2024. We continue to see the value of scale through increased profitability as well as our ability to offer bespoke solutions to our customers.
•Diluted weighted average income per common share was $3.37 for the third quarter 2024, compared to diluted weighted average income per common share of $2.13 in the third quarter of 2023.
•On September 27, 2024, the Company refinanced and expanded its $50.0 million of Series A-1 and Series A-2 Preferred Stock into one $65.0 million Series A series, which accrues quarterly dividends at a rate of 8.35% per annum, providing incremental growth equity to the business.
•On October 31, 2024, the Company entered into a new, $1.0 billion, five-year, revolving credit facility with a consortium of lenders, refinancing its $500.0 million outstanding credit facility. This new facility will provide incremental capital to support the ongoing growth of the business.
•The Company declared its quarterly dividend of $0.25 per share of common stock, expected to be paid on November 21, 2024, with a record holder date of November 12, 2024.

Balance Sheet

As of September 30, 2024, the Company’s lease portfolio was $2,665.7 million, consisting of $2,435.6 million of equipment held in its operating lease portfolio, $175.4 million of notes receivable, $31.5 million of maintenance rights, and $23.2 million of investments in sales-type leases, which represented 348 engines, 16 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2023, the Company’s lease portfolio was $2,223.4 million, consisting of $2,112.8 million of equipment held in our operating lease portfolio, $92.6 million of notes receivable, $9.2 million of maintenance rights, and $8.8 million of investments in sales-type leases, which represented 337 engines, 12 aircraft, one marine vessel and other leased parts and equipment.

Conference Call

WLFC will hold a conference call on Monday, November 4, 2024 at 10:00 a.m. Eastern Standard Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: US and Canada (888) 632-5004, International +1 (646) 828-8082, wait for the conference operator and provide the operator with the Conference ID 512645. A digital replay will be available two hours after the completion of the conference. To access the replay, please visit our website at www.wlfc.global under the Investor Relations section for details.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Generally, these statements can be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Any forward-looking statement made by the Company is based only on information currently available to the Company and speaks only as of the date on which it is made. We undertake no obligation to update them, except as may be required by law. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and pandemics; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended September 30,			Nine months ended September 30,
	2024	2023	% Change	2024	2023	% Change
REVENUE
Lease rent revenue	$64,905	$53,573	21.2%	$173,652	$161,209	7.7%
Maintenance reserve revenue	49,760	37,696	32.0%	156,527	96,609	62.0%
Spare parts and equipment sales	10,863	3,359	223.4%	20,337	12,961	56.9%
Interest revenue	3,412	2,106	62.0%	7,965	6,409	24.3%
Gain on sale of leased equipment	9,519	773	1,131.4%	33,148	5,101	549.8%
Maintenance services revenue	5,948	6,199	(4.0)%	17,956	16,707	7.5%
Other revenue	1,816	2,039	(10.9)%	6,841	5,279	29.6%
Total revenue	146,223	105,745	38.3%	416,426	304,275	36.9%

EXPENSES
Depreciation and amortization expense	23,650	23,088	2.4%	68,303	68,131	0.3%
Cost of spare parts and equipment sales	8,861	2,024	337.8%	17,003	9,581	77.5%
Cost of maintenance services	6,402	5,580	14.7%	17,647	14,351	23.0%
Write-down of equipment	605	719	(15.9)%	866	2,390	(63.8)%
General and administrative	40,037	26,545	50.8%	104,305	86,103	21.1%
Technical expense	5,151	8,739	(41.1)%	17,924	19,755	(9.3)%
Net finance costs:
Interest expense	27,813	19,052	46.0%	75,378	56,526	33.4%
Total net finance costs	27,813	19,052	46.0%	75,378	56,526	33.4%
Total expenses	112,519	85,747	31.2%	301,426	256,837	17.4%

Income from operations	33,704	19,998	68.5%	115,000	47,438	142.4%
Income (loss) from joint ventures	756	346	118.5%	7,255	(1,289)	nm
Income before income taxes	34,460	20,344	69.4%	122,255	46,149	164.9%
Income tax expense	10,364	5,726	81.0%	34,704	13,321	160.5%
Net income	24,096	14,618	64.8%	87,551	32,828	166.7%
Preferred stock dividends	948	819	15.8%	2,758	2,431	13.5%
Accretion of preferred stock issuance costs	15	21	(28.6)%	39	63	(38.1)%
Net income attributable to common shareholders	$23,133	$13,778	67.9%	$84,754	$30,334	179.4%

Basic weighted average income per common share	$3.51	$2.16		$13.01	$4.83
Diluted weighted average income per common share	$3.37	$2.13		$12.57	$4.70

Basic weighted average common shares outstanding	6,582	6,365		6,513	6,282
Diluted weighted average common shares outstanding	6,859	6,466		6,745	6,454

Unaudited Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$5,791	$7,071
Restricted cash	99,333	160,958
Equipment held for operating lease, less accumulated depreciation	2,435,583	2,112,837
Maintenance rights	31,506	9,180
Equipment held for sale	4,286	805
Receivables, net	37,069	58,485
Spare parts inventory	74,089	40,954
Investments	61,891	58,044
Property, equipment & furnishings, less accumulated depreciation	36,119	37,160
Intangible assets, net	4,177	1,040
Notes receivable, net	175,358	92,621
Investments in sales-type leases, net	23,204	8,759
Other assets	55,187	64,430
Total assets	$3,043,593	$2,652,344

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$119,560	$52,937
Deferred income taxes	178,177	147,779
Debt obligations	1,990,455	1,802,881
Maintenance reserves	108,090	92,497
Security deposits	27,203	23,790
Unearned revenue	39,294	43,533
Total liabilities	2,462,779	2,163,417

Redeemable preferred stock ($0.01 par value)	63,053	49,964

Shareholders’ equity:
Common stock ($0.01 par value)	72	68
Paid-in capital in excess of par	41,035	29,667
Retained earnings	473,609	397,781
Accumulated other comprehensive income, net of tax	3,045	11,447
Total shareholders’ equity	517,761	438,963
Total liabilities, redeemable preferred stock and shareholders’ equity	$3,043,593	$2,652,344